Calculation of Filing Fee Tables
S-8
Mativ Holdings, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.10 per share	Other	2,300,000	$ 5.27	$ 12,121,000.00	0.0001531	$ 1,855.73
Total Offering Amounts:						$ 12,121,000.00		$ 1,855.73
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,855.73
Offering Note
[1]	(a) Mativ Holdings, Inc., a Delaware corporation (the Registrant), is registering an additional 2,300,000 shares of common stock, par value $0.10 per share (the Common Stock), that may be issued under the Mativ Holdings, Inc. 2024 Equity and Incentive Plan, as amended (the Plan). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the Securities Act), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the Plan relating to adjustments for changes resulting from a stock dividend, stock split or similar change. (b) The offering price per unit and in the aggregate are estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $5.27 per share represents the average high and low sales prices of the Common Stock as quoted on the New York Stock Exchange on May 2, 2025. (c) The number of shares of Common Stock listed in row 1 represents the shares that may be issued under the Plan.